Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-57878 and 333-127182) pertaining to the UBS Savings and Investment Plan (the “Company”) of our report dated September 8, 2009, with respect to the financial statements and supplemental schedule of the Company’s UBS Savings and Investment Plan included in this Annual Report (Form 11-K/A) for the year ended December 31, 2008.
/s/ Mitchell & Titus, LLP
New York, New York
September 8, 2009